EXHIBIT 10.1

INVESTMENT AND SHARE PURCHASE AGREEMENT

This INVESTMENT AND SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 20, 2026 (the “Effective Date”), by and among VisionWave Holdings, Inc., a Delaware corporation listed on Nasdaq under the ticker “VWAV” (“Buyer”), Matania (Mati) Moskovich, an individual residing in Israel (“Seller”), and, solely for purposes of acknowledgment and certain covenants herein, C.M. Composite Materials Ltd., 513931980 (the “Company”).

RECITALS

WHEREAS, Seller is the sole director of the Company;

WHEREAS, Seller is the sole owner of 20 outstanding ordinary shares (the “Company Shares”) of the Company, which represents 100% of the issued and outstanding ordinary shares of the Company which has 30,000 ordinary shares authorized, 0.1 NIS par value;

WHEREAS, FBM Composite Materials LTD, an Israeli corporation with registration number 513850016, is a wholly owned subsidiary of the Company;

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, 10.2 ordinary shares representing fifty one percent (51%) of the Company Shares (the “Purchased Shares”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties entered into a Binding Letter of Intent dated December 19, 2025 (the “LOI”), which sets forth the principal terms of the transaction contemplated hereby and constitutes a firm commitment to negotiate and execute this Agreement;

WHEREAS, the transaction contemplated hereby (the “Transaction”) is intended to be structured as a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated thereunder;

WHEREAS, as part of the Transaction, Buyer has agreed to grant certain registration rights to Seller with respect to the Buyer Shares, as defined below and set forth herein; and

WHEREAS, as additional consideration, Buyer has agreed to provide a loan to the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in Wilmington, Delaware or Tel Aviv, Israel are authorized or required by law to close.

“Buyer Shares” means 250,000 shares of Buyer’s common stock, $0.01 par value per share, which the parties agree is equal to $2,500,000.

“Buyer Preferred Shares” means shares of Buyer’s preferred stock, if any, issued pursuant to Section 2.2 in the event the issuance of Buyer Shares would exceed the Principal Market Limitation.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Company Intellectual Property” means all Intellectual Property owned, used, or licensed by the Company in the conduct of its business.

“Company Material Contract” means any contract or agreement to which the Company is a party that is material to its business, including but not limited to customer contracts, supplier agreements, leases, and intellectual property licenses.

“Encumbrance” means any lien, pledge, security interest, charge, claim, or other encumbrance.

“Environmental Laws” means all applicable laws, regulations, orders, decrees, permits, authorizations, common law, and other legal requirements of any governmental authority relating to: (a) the protection, preservation, or restoration of the environment, including ambient air, surface water, groundwater, land surface, subsurface strata, and natural resources; (b) the exposure of persons or property to hazardous, toxic, radioactive, or other substances regulated by governmental authorities; (c) the generation, use, storage, treatment, transportation, recycling, disposal, discharge, release, or threatened release of any such substances; (d) the health and safety of employees or other persons to the extent relating to exposure to such substances; and (e) the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government, or any subdivision, agency, or authority thereof.

“Hazardous Materials” means any substance, material, or waste that is regulated, classified, or otherwise characterized under any Environmental Law by reason of its dangerous, toxic, hazardous, radioactive, ignitable, corrosive, reactive, or otherwise harmful properties, or that could pose a risk or hazard to human health, safety, or the environment, including: (a) any petroleum products and byproducts, petroleum hydrocarbons, crude oil, and any fractions or derivatives thereof; (b) natural gas, synthetic gas, and any mixtures thereof; (c) asbestos and asbestos-containing materials; (d) polychlorinated biphenyls; (e) radioactive materials; (f) radon; (g) mold, fungi, and microbial matter that could reasonably pose a health hazard; (h) per- and polyfluoroalkyl substances; (i) any chemicals, pollutants, contaminants, or industrial materials that require special handling, storage, treatment, or disposal; and (j) any other substance or material designated, listed, classified, or regulated as hazardous, toxic, radioactive, or dangerous under any Environmental Law.

“Intellectual Property” means all patents, trademarks, copyrights, trade secrets, software, and other intellectual property rights.

“Knowledge” means, with respect to Seller or the Company, the actual knowledge of its executive officers after reasonable inquiry.

“Law” means any statute, rule, regulation, order, or decree of any Governmental Authority.

“Loan” means the loan in the aggregate principal amount of up to $5,000,000 to be provided by Buyer to the Company pursuant to the Loan Agreement.

“Loan Agreement” means the loan agreement to be entered into between Buyer and the Company at Closing, in substantially the form attached hereto as Exhibit A.

“Losses” means any losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), fines, penalties, or judgments.

“Material Adverse Effect” means any change, event, or occurrence that has a material adverse effect on the business, assets, financial condition, or results of operations of the Company, taken as a whole.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, corporation, partnership, limited liability company, trust, or other entity.

“Principal Market Limitation” means the limitation under Nasdaq rules that Seller shall not own more than 19.99% of Buyer’s outstanding common stock immediately following the issuance of the Buyer Shares without prior stockholder approval.

“Purchased Shares” means fifty percent (50%) of the Company Shares.

“SEC” means the United States Securities and Exchange Commission.

“Tax” means any federal, state, local, or foreign tax, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes.

“VWAP Price” means the volume-weighted average closing price of Buyer’s common stock on Nasdaq for the ten (10) trading days immediately prior to the Closing Date.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title, and interest in and to the Purchased Shares, free and clear of all Encumbrances.

2.1.1 Buyer Call Option.

(a) Grant of Call Option. At any time after the Closing Date, Buyer may, in its sole and absolute discretion, elect to purchase from Seller all or any portion of the remaining 9.8 ordinary shares of the Company then owned by Seller (the “Option Shares”); provided, however, that any such election shall be subject to the prior written consent of Seller (which consent may be granted or withheld in Seller’s sole discretion).

(b) Exercise Procedure. Buyer shall exercise the option granted in Section 2.1.1(a) by delivering a written notice to Seller (the “Option Exercise Notice”) specifying (i) the number of Option Shares to be purchased (the “Exercise Shares”), and (ii) the proposed closing date for the purchase (the “Option Closing Date”), which shall be no earlier than ten (10) Business Days after the date of the Option Exercise Notice.

(c) Option Purchase Price and Payment. The aggregate purchase price for the Exercise Shares (the “Option Purchase Price”) shall be paid solely by the issuance to Seller (or its designee) of a number of Buyer Shares (rounded down to the nearest whole share) equal to the Option Purchase Price divided by the VWAP Price for the ten (10) trading days immediately preceding the date of the Option Exercise Notice.

For purposes of this Section 2.1.1:

“Option Purchase Price” means the product of (x) the number of Exercise Shares and (y) the per-share price obtained by dividing Fifty Million U.S. Dollars ($50,000,000) (the “Valuation Cap”) by the Fully Diluted Capitalization of the Company immediately prior to the delivery of the Option Exercise Notice.

“Fully Diluted Capitalization” means the total number of ordinary shares of the Company that would be outstanding, assuming the exercise or conversion of all outstanding options, warrants, convertible securities, and other rights to acquire ordinary shares of the Company (whether or not then exercisable or convertible).

(d) Option Closing Deliveries. On or prior to the Option Closing Date, Seller shall:

(i) deliver to Buyer (or its designee) certificates or book-entry statements representing the Exercise Shares, duly endorsed or accompanied by appropriate instruments of transfer, free and clear of all Encumbrances, together with all documents required under Israeli law to effect the transfer;

(ii) cause the Company to update its share register and organizational documents to reflect the transfer of the Exercise Shares to Buyer in accordance with the Israeli Companies Law; and

(iii) if the calculation of Buyer Shares to be issued results in a fractional share, pay to Buyer in cash an amount equal to such fraction multiplied by the VWAP Price used in the calculation.

(e) Further Assurances. Each party shall execute and deliver such additional documents and take such further actions as may be reasonably requested by the other party to consummate the purchase and sale of the Exercise Shares and to vest good and marketable title in Buyer.

2.2 Purchase Price. In consideration for the Purchased Shares, Buyer shall issue and deliver to Seller (or its designee(s)) the Buyer Shares.

In addition, as further consideration, Buyer shall provide Loans to the Company pursuant to the Loan Agreement as detailed therein, of which up to $1,500,000 shall be provided during the three-month period following the Closing, and additional up to $3,500,000 shall be released upon mutual agreement of the Buyer and the Company for working capital or the establishment and operation of a new facility outside Israel, with proceeds used to operate, develop, certify, market, and commercialize the Company’s technologies and products in global markets, including the United States.

2.3 Closing. The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures no later than February 28, 2026 (the “Closing Date”), or on such other date as the parties may mutually agree in writing. The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

2.4 Closing Procedure.

(a) Pre-Closing Deliveries. At least three (3) Business Days prior to the Closing Date:

(i) Seller shall deliver to Buyer drafts of all documents required to be delivered by Seller at Closing pursuant to Section 2.5.

(ii) Buyer shall deliver to Seller drafts of all documents required to be delivered by Buyer at Closing pursuant to Section 2.6.

(b) Closing Deliveries and Actions. At the Closing:

(i) Seller shall deliver to Buyer the items set forth in Section 2.5.

(ii) Buyer shall deliver to Seller the items set forth in Section 2.6.

(iii) The parties shall execute and deliver such other documents and take such other actions as may be reasonably necessary to consummate the Transaction.

(c) Post-Closing Actions. Promptly following the Closing:

(i) Buyer shall cause its transfer agent to record the issuance of the Buyer Shares to Seller.

(ii) The parties shall file any required notices or reports with Governmental Authorities, including any filings required under Israeli law or with Nasdaq (if applicable).

(d) Closing Location and Means. The Closing shall occur via electronic exchange of signatures and documents (including via DocuSign or PDF). If any party requests an in-person Closing, it shall be held at the offices of Buyer’s counsel in Wilmington, Delaware, or such other location as mutually agreed.

(e) Failure to Close. If the Closing does not occur by the required date due to a party’s breach, the non-breaching party may terminate this Agreement pursuant to Article 8.

2.5 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a) Share certificates representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and any other documents necessary under Israeli law to effect the transfer of the Purchased Shares to Buyer, including updates to the Company’s share register reflecting the transfer.

(b) The un-audited financial statements required under Section 5.6.

(c) Evidence satisfactory to Buyer of the receipt of all consents, approvals, waivers, and authorizations listed on Schedule 3.4 or otherwise required for the consummation of the Transaction.

(d). Proof or commitment to appoint Eliezer Marum and Douglas Davis as additional director in the Company

(e) An officer’s certificate from Seller and the Company, as described in Section 6.1(h).

(f) A secretary’s certificate (or equivalent) from Seller and the Company, as described in Section 6.1(i).

(g) A legal opinion from counsel to Seller and the Company, as described in Section 6.1(j).

(h) Evidence of the termination of all agreements between the Company and Seller or any Affiliate of Seller, except as agreed by Buyer, as described in Section 6.1(l).

(i) Void

(j) Void.

(k) All books and records of the Company, including minute books, stock ledgers, financial records, and contracts.

(l) A declaration or a certificate of good standing (or equivalent) for the Company from the Israeli Companies Registrar, dated within ten (10) days of the Closing Date.

(m) Such other documents, instruments, or certificates as Buyer may reasonably request to effect the Transaction.

2.6 Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a) Evidence of the issuance of the Buyer Shares (and Buyer Preferred Shares, if applicable) to Seller (or its designee(s)), in book-entry form or certificated form as requested by Seller.

(b) An officer’s certificate from Buyer, as described in Section 6.2(e).

(c) A secretary’s certificate from Buyer, as described in Section 6.2(f).

(d) Such other documents, instruments, or certificates as Seller may reasonably request to effect the Transaction.

2.7 Restrictions on Transfer of Buyer Shares; Restrictive Legend.

(a) Restricted Securities. Seller acknowledges and agrees that the Buyer Shares to be issued to Seller (or its designee) pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, and that the Buyer Shares constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. Seller further acknowledges that the Buyer Shares may not be sold, transferred, pledged, hypothecated, or otherwise disposed of (each, a “Transfer”) except pursuant to (i) an effective registration statement under the Securities Act and any applicable state securities laws, or (ii) an available exemption from registration under the Securities Act and any applicable state securities laws, and in each case in compliance with all other applicable federal and state securities laws and the applicable rules and regulations of Nasdaq.

(b) Restrictive Legend. Each certificate (or book-entry notation, as applicable) representing the Buyer Shares shall bear (or be subject to) the following restrictive legend (or a substantially similar legend reasonably acceptable to Buyer):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (ii) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND IN EACH CASE IN COMPLIANCE WITH ALL OTHER APPLICABLE SECURITIES LAWS. THE COMPANY WILL FURNISH TO THE HOLDER HEREOF, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF THE AGREEMENT(S) PURSUANT TO WHICH THESE SECURITIES WERE ISSUED.”

(c) Removal of Legend. The restrictive legend set forth in Section 2.7(b) (or any similar notation) shall be removed, and Buyer shall cause its transfer agent to issue a certificate (or book-entry position) without such legend, at Seller’s request and expense, at such time as (i) the Buyer Shares are sold or otherwise transferred pursuant to an effective registration statement under the Securities Act, (ii) the Buyer Shares are eligible for resale by Seller pursuant to Rule 144(b)(1) under the Securities Act without volume or manner-of-sale limitations and without the requirement for VWAV to be in current public information compliance, or (iii) VWAV receives an opinion of counsel reasonably acceptable to VWAV (which may be Seller’s counsel) to the effect that such legend is no longer required under applicable securities laws. VWAV shall cooperate in good faith with Seller in connection with any such legend removal request.

(d) No Registration Rights Except as Expressly Provided. Except for any registration rights expressly granted to Seller elsewhere in this Agreement (including any piggyback or demand registration rights set forth in a separate Registration Rights Agreement, if applicable), Seller acknowledges and agrees that it has no right to require Buyer to register the Buyer Shares under the Securities Act or any state securities laws.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Seller and the Company, jointly and severally, represent and warrant to Buyer as follows, as of the date hereof and as of the Closing Date (except where a representation or warranty is made as of a specific date, in which case as of such date). Except as set forth on the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to part of the representations and warranties made hereunder and shall be organized to correspond to the numbering of this Article 3:

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Israel, and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a Material Adverse Effect. The Company has delivered to Buyer true and complete copies of its articles of association, memorandum of association, and other organizational documents, as amended to date, and all such documents are in full force and effect. The Company is not in violation of any of the provisions of its organizational documents.

3.2 Subsidiaries. Other than FBM Composite Materials LTD., an Israeli corporation with registration number 513850016, which is a wholly owned subsidiary of the Company, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3 Authorization; Enforceability. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company and Seller to enter into this Agreement and the Ancillary Agreements, and to transfer the Purchased Shares at the Closing, has been taken or will be taken prior to the Closing. This Agreement and each Ancillary Agreement to which Seller or the Company is a party has been (or will be) duly executed and delivered by Seller and the Company and constitutes (or will constitute) the valid and binding obligation of Seller and the Company, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.4 No Conflicts; Consents. The execution, delivery, and performance of this Agreement and the Ancillary Agreements, and the consummation of the Transaction, do not and will not: (a) violate, conflict with, or result in a default under any provision of Law applicable to Seller or the Company; (b) violate, conflict with, or result in a breach of any provision of the organizational documents of Seller or the Company; (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Company Material Contract, permit, license, or authorization; (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company; or (e) require any consent, approval, order, authorization, registration, declaration, or filing with any Governmental Authority or third party, except as set forth on Schedule 3.4. No such consent, approval, order, authorization, registration, declaration, or filing is required on the part of Seller or the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Transaction.

3.5 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of 30,000 ordinary shares, of which 20 are the Company Shares are issued and outstanding. All of the Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances.

(b) There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, or commitments of any character relating to any Company Shares or obligating Seller or the Company to issue or sell any shares of, or any other interest in, the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Company Shares.

3.6 Financial Statements.

(a) Seller has delivered to Buyer: (i) un-audited balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2023 and 2024 (the “Un-Audited Financial Statements”); and (ii) unaudited balance sheet and statements of income, changes in shareholders’ equity, and cash flow (the “Interim Financial Statements” and together with the Un-Audited Financial Statements, the “Financial Statements”) as of and for the month ended December 31, 2025 (the “Most Recent Fiscal Month End”).

(b) The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of such dates and the results of operations, changes in shareholders’ equity, and cash flow for such periods. The Company maintains a standard system of accounting established and administered in accordance with IFRS.

(c) The Company has no unrecorded liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (i) those which are adequately reflected or reserved against in the balance sheet as of the Most Recent Fiscal Month End (the “Most Recent Balance Sheet”), and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Most Recent Fiscal Month End and which are not, individually or in the aggregate, material in amount.

(d) There are no off-balance sheet arrangements, financing, or variable interest entities to which the Company is a party. The Company has not changed its accounting methods or principles in the last three (3) years.

3.7 Absence of Changes. Since the Most Recent Fiscal Month End, (a) the Company has conducted its business only in the ordinary course consistent with past practice; (b) there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that may result in a Material Adverse Effect; and (c) none of the following has occurred: (i) any material change in accounting methods, principles, or practices; (ii) any entry into, amendment, or termination of any Company Material Contract; (iii) any sale, lease, license, or other disposition of any material assets; (iv) any incurrence of indebtedness; (v) any declaration or payment of dividends or distributions; (vi) any increase in compensation or benefits to employees or officers; (vii) any acceleration, termination, modification, or cancellation of any agreement with customers or suppliers; (viii) any capital expenditures exceeding $10,000; (ix) any settlement of litigation or claims; or (x) any agreement to do any of the foregoing, except as set forth on Schedule 3.7.

3.8 Taxes.

(a) Until the 2023 tax year, the Company has filed or about to file (after closing 2024 and 2025 tax years will be filed) all Tax Returns that it was required to file under applicable Laws. All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or adequately reserved for in accordance with IFRS. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances for Taxes upon any of the assets of the Company.

(b) The Company has withheld and paid or will pay all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No Governmental Authority has claimed that the Company was subject to taxation in any jurisdiction where it did not file a Tax Return. No examination or audit of any Tax Return of the Company by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d) The Company is not a party to or bound by any Tax allocation, sharing, or indemnification agreement. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and has no liability for the Taxes of any other Person under any Law, as a transferee or successor, by contract, or otherwise.

(e) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in applicable Tax Law; (iii) intercompany transactions or any excess loss account; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(f) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

3.9 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Most Recent Fiscal Month End, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Most Recent Fiscal Month End. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Schedule 3.9;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Most Recent Balance Sheet;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) The Company does not own any real property.

(c) Schedule 3.9 lists (i) the street address of each parcel of real property leased by the Company (the “Leased Real Property”), (ii) the landlord under the lease, (iii) the rental amount currently being paid, and (iv) the expiration of the term of such lease or sublease.

3.10 Intellectual Property.

(a) Schedule 3.10 lists all (i) Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names, material copyrights, issued and reissued patents and pending applications for any of the foregoing; and (ii) material unlicensed third-party software products used by the Company in its business.

(b) Except as set forth in Schedule 3.10, the Company exclusively owns all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. The Company is in full compliance with all legal requirements relating to the Company Intellectual Property, including payment of filing, examination, and annuity fees and proofs of working or use. The Company Intellectual Property is valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(c) The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

3.11 Contracts. Schedule 3.11 lists the following contracts and other agreements to which the Company is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $10,000;

(c) any agreement concerning a partnership or joint venture;

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

(e) any agreement concerning confidentiality or non-competition;

(f) any agreement with Seller and its Affiliates;

(g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h) any collective bargaining agreement;

(i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

(j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(k) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(l) any settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company will have any material obligation after the date of this Agreement;

(m) any agreement under which the Company has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(n) any agreement under which the Company has advanced or loaned any other Person any material amounts in the aggregate; or

(o) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Company has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 3.11 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.11. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default that was not cured, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

3.12 Litigation. Except as set forth on Schedule 3.12, there is no un disclosed action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”). None of the Actions set forth on Schedule 3.12 (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Transaction or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

3.13 Labor and Employment Matters.

(a) Schedule 3.13 lists the (i) name and (ii) current annual salary or base compensation of each director, officer, employee, independent contractor or consultant of the Company.

(b) To the Knowledge of the Company, none of its directors, officers, or Key Employees intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a director, officer, or Key Employee of the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Schedule 3.13 or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Schedule 3.13, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services. The company has accumulated debt as set forth on Schedule 3.13 (“Social Debt”), which the Company intends to settle as soon as possible. The Company is obligated to act according to the law in Israel and pay the Social Debt in accordance with Article 14 of the Severance Pay Law.

(c) The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has accumulated debt in both National Insurance, income tax deductions, and VAT. The Company is working to settle these debts. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) To the Knowledge of the Company, no Key Employee or director or officer of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between him or her and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as a Key Employee or director or officer of the Company, or (ii) the ability of the Company to conduct its business. To the Knowledge of the Company, no director, officer, or other Key Employee of the Company intends to terminate his or her employment with the Company.

(e) Schedule 3.13 also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits entitlement.

(f) Schedule 3.13 contains a complete and accurate list of all independent contractors currently engaged by the Company, along with the nature of the services provided, fee rate, and whether the Company has entered into a written contract with such independent contractor. In addition, the Company has delivered to Buyer true and complete copies of any such contracts. Except as set forth on Schedule 3.13, such independent contractors have acknowledged and agreed that they are not entitled to any benefits that the Company, or Buyer after the Closing Date, provides to its employees.

3.14 Employee Benefits.

(a) Schedule 3.14 lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any liability.

(i) The Company has accumulated the Social Debt and intends to settle it as soon as possible. Each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with all applicable requirements of law.

(ii) All required reports and descriptions have been timely filed and/or distributed. reports are being recorded based on actual payments

(iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time periods prescribed by law to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan. The Company has accumulated the Social Debt and intends to settle it as soon as possible.

(b) With respect to each Employee Benefit Plan that the Company maintains or has maintained or to which any of them contributes, has contributed or has been required to contribute:

(i) Other than a few non-material lawsuits against the Company due to non-payment to pension funds, there is no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(ii) No prohibited transaction has occurred excluding transactions effected pursuant to a statutory or administrative exemption.

3.15 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) notice or claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has not received any notice or claim, or written request for information pursuant to Environmental Law, concerning any Environmental Liability or remedial action in connection with any actual or alleged release of Hazardous Materials at any real property offsite treatment, storage or disposal facilities.

(c) The Company has not released any Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received a notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in a claim against, or a violation of Environmental Law or term of any permit by, Seller or the Company.

(d) Schedule 3.15 contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company, if any.

(e) Schedule 3.15 contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on any governmental list or registry of contaminated sites or sites requiring environmental investigation, cleanup, or remediation, and neither Seller nor the Company has received any notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(f) Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) Seller or the Company has provided or otherwise made available to Buyer and listed in Schedule 3.15:

(i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, claims or notice or the release of Hazardous Materials; and

(ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) Neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

3.16 Insurance. Schedule 3.16 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies (a) are in full force and effect; (b) are valid and enforceable in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. There are no claims by the Company or any of its Affiliates pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are sufficient for compliance with all applicable Laws and contracts to which the Company is a party or by which it is bound, (b) will continue in full force and effect following the consummation of the Transaction (excluding Insurance Policies under which coverage is based on the financial or credit information of the Seller or Seller’s Affiliates) and (c) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company. None of the Seller or any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.

3.17 Brokers’ Fees. Except as set forth on Schedule 3.17, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.

3.18 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows, as of the date hereof and as of the Closing Date (except where a representation or warranty is made as of a specific date, in which case as of such date). Except as set forth on the disclosure schedule delivered by Buyer to Seller concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”), which exceptions shall be deemed to part of the representations and warranties made hereunder and shall be organized to correspond to the numbering of this Article 4:

4.1 Organization, Good Standing, Corporate Power and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a Material Adverse Effect on Buyer.

4.2 Authorization; Enforceability. All corporate action required to be taken by Buyer’s Board of Directors in order to authorize Buyer to enter into this Agreement and the Ancillary Agreements has been taken or will be taken prior to the Closing. This Agreement and each Ancillary Agreement to which Buyer is a party has been (or will be) duly executed and delivered by Buyer and constitutes (or will constitute) the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity.

4.3 No Conflicts; Consents. The execution, delivery, and performance of this Agreement and the Ancillary Agreements, and the consummation of the Transaction, do not and will not: (a) violate, conflict with, or result in a default under any provision of Law applicable to Buyer; (b) violate, conflict with, or result in a breach of any provision of the organizational documents of Buyer; (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material contract, permit, license, or authorization to which Buyer is a party; (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Buyer; or (e) require any consent, approval, order, authorization, registration, declaration, or filing with any Governmental Authority or third party. No such consent, approval, order, authorization, registration, declaration, or filing is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Transaction, except for filings under the Securities Act for registration rights.

4.4 Buyer Shares. The Buyer Shares (and Buyer Preferred Shares, if issued) will be duly authorized, validly issued, fully paid, and non-assessable upon issuance, and will be issued in compliance with all applicable federal and state securities laws, free and clear of all Encumbrances, except for restrictions under applicable securities laws and the lock-up agreement.

4.5 SEC Filings; Financial Statements. Buyer has filed all forms, reports, and documents required to be filed by it with the SEC since the date it became subject to reporting obligations under the Exchange Act. Such reports (the “Buyer SEC Reports”), as of their respective dates, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.6 Brokers’ Fees. Except as set forth on Schedule 4.6, Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.

ARTICLE 5

COVENANTS

5.1 Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to: (a) conduct the business of the Company only in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) cause the Company to preserve and maintain all of its permits required to maintain the business;

(b) cause the Company to pay the debts, Taxes and other obligations of the Company when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all contracts relating to or affecting its properties, assets or business;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply in all material respects with all applicable Laws; and

(i) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.7 to occur.

5.2 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, afford Buyer and its representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, books and records, contracts and other documents and data related to the Company; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the normal operations of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

5.3 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.3, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.4 Confidentiality. From and after the date hereof, Seller shall, and shall cause its Affiliates to, hold in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.5 Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 6 to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transaction, including the consents referred to in Schedule 3.4, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transaction, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Buyer to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b) Seller shall give prompt notice to Buyer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article 6 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.6 Financial Statements. Prior to the Closing, Seller shall deliver to Buyer the Un-Audited Financial Statements, which, the Company shall, post-Closing, audit Un-Audited Financial Statements with a PCAOB-registered independent public accounting firm and prepared in accordance with GAAP and Regulation S-X of the SEC, suitable for inclusion in Buyer’s SEC filings if required.

5.7 Press Releases. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transaction and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

5.8 Registration Rights.

(a) Buyer shall prepare and file a registration statement on Form S-1 (or Form S-3 if eligible) with the SEC covering the resale of all Buyer Shares issued to Seller as consideration, no later than ninety (90) calendar days following the Closing Date.

(b) Buyer shall use its best efforts to cause such registration statement to be declared effective by the SEC no later than one hundred eighty (180) calendar days following the Closing Date.

5.9 Lock-Up Agreement. Seller agrees that, following the effectiveness of the registration statement registering the Buyer Shares for resale under applicable securities laws, Seller shall not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, or otherwise dispose of more than twenty-five percent (25%) of the total number of Buyer Shares i. For purposes of this restriction, each three-month period shall commence on the effective date of such registration statement and on each successive three-month anniversary thereafter. Seller acknowledges that this restriction is intended to provide for an orderly distribution of the Buyer Shares into the market and to minimize potential adverse effects on the trading price of Buyer’s securities. This restriction shall terminate upon the earlier of: (a) the date on which Seller no longer holds any Buyer Shares, or (b) thirty-six (36) months following the effective date of the registration statement. The restrictions set forth in this Section shall not apply to transfers by Seller to its Affiliates, provided that any such transferee agrees in writing to be bound by the terms of this Section.

5.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transaction are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Representations and Warranties Accurate. The representations and warranties of Seller and the Company in Article 3 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.

(b) Performance of Covenants. Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and the Company on or prior to the Closing Date.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date of this Agreement.

(d) Consents and Approvals. All consents, approvals, waivers and authorizations required for the consummation of the Transaction shall have been obtained, including any required under Israeli law.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect, nor shall there be any action taken, or any Law or order enacted, entered, enforced or deemed applicable to the Transaction, which would prohibit the consummation of the Transaction.

(f) Governmental Approvals. All required filings with and approvals from Governmental Authorities, including Nasdaq if applicable, shall have been made or obtained.

(g) Due Diligence. Buyer shall have completed its legal, financial, and technical due diligence on the Company to its satisfaction.

(h) Officer’s Certificate. Buyer shall have received a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1(a), 6.1(b), and 6.1(c) have been satisfied.

(i) Secretary’s Certificate. Buyer shall have received from the Company’s secretary a certificate having attached thereto (i) the Company’s incorporation documents as in effect immediately prior to the Closing Date, (ii) the Company’s organizational documents as in effect immediately prior to the Closing Date, (iii) resolutions approved by the Company’s Board of Directors and shareholders authorizing the Transaction, and (iv) declaration of good standing certificates with respect to the Company from the applicable authority(ies) in Israel, or from Seller.

(j) Legal Opinion. Buyer shall have received a legal opinion from Company’s counsel in form and substance reasonably satisfactory to Buyer.

(k) Intentionally left blank.

(l) Termination of Agreements. All agreements between the Company and Seller or any Affiliate of Seller shall have been terminated, except as agreed by Buyer.

(m) Intellectual Property Assignments. Any necessary assignments or transfers of Company Intellectual Property shall have been executed.

(n) Intentionally left blank.

(o) Loan Agreement. The Loan Agreement shall have been executed by the Company.

(p) Other Documents. All actions to be taken by Seller in connection with the consummation of the Transaction and all certificates, opinions, instruments and other documents required to effect the Transaction will be reasonably satisfactory in form and substance to Buyer.

(q) Receipt of Audited Financial Statements - audit at Audited financial statements are until 2023. both 2024-2025 will be the three months after the closing. The Audited Financial Statements shall have been delivered as required by Section 5.6.

(r) Other than what is set forth on the Disclosure Schedules, no new Litigation. There shall not be pending or threatened any Action that could reasonably be expected to have a Material Adverse Effect or prevent consummation of the Transaction.

(s) Tax Clearances. Tax clearance certificates or equivalent documentation from relevant authorities confirming no outstanding Tax liabilities other than debts to the tax authorities, which are in settlement or in litigation for settlement.

6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transaction are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Representations and Warranties Accurate. The representations and warranties of Buyer in Article 4 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.

(b) Performance of Covenants. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect, nor shall there be any action taken, or any Law or order enacted, entered, enforced or deemed applicable to the Transaction, which would prohibit the consummation of the Transaction.

(d) Governmental Approvals. All required filings with and approvals from Governmental Authorities shall have been made or obtained.

(e) Officer’s Certificate. Seller shall have received a certificate executed on behalf of Buyer by its Chief Executive Officer confirming that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(f) Secretary’s Certificate. Seller shall have received from Buyer’s secretary a certificate having attached thereto (i) Buyer’s certificate of incorporation as in effect immediately prior to the Closing Date, (ii) Buyer’s bylaws as in effect immediately prior to the Closing Date, (iii) resolutions approved by Buyer’s Board of Directors authorizing the Transaction, and (iv) good standing certificates with respect to Buyer from the Secretary of State of Delaware.

(g) Loan Agreement. The Loan Agreement shall have been executed by Buyer.

(h) Other Documents. All actions to be taken by Buyer in connection with the consummation of the Transaction and all certificates, opinions, instruments and other documents required to effect the Transaction will be reasonably satisfactory in form and substance to Seller.

ARTICLE 7

INDEMNIFICATION

7.1 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing and shall continue in full force and effect for a period of twelve (12) months thereafter (the “Survival Period”); provided, however, that the representations and warranties in Sections 3.1 (Organization), 3.3 (Authorization), 3.5 (Capitalization), 3.8 (Taxes), 3.10 (Intellectual Property), and 4.4 (Buyer Shares) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. All covenants and agreements that contemplate performance after the Closing shall survive the Closing for the period explicitly specified therein or, if not specified, until fully performed.

7.2 Indemnification by Seller. Subject to the limitations set forth in this Article 7, Seller shall indemnify, defend, and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees arising out of, resulting from, or relating to:

(a) Any inaccuracy in or breach of any representation or warranty made by Seller or the Company in Article 3 of this Agreement or in any certificate delivered pursuant hereto;

(b) Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller or the Company pursuant to this Agreement;

(c) Any Taxes of the Company attributable to any pre-Closing period except for tax debt disclosed in the Disclosure Schedules;

(d) Any third-party claims relating to the operation of the Company’s business prior to the Closing, including but not limited to product liability, warranty claims, or intellectual property infringement claims;

(e) Any environmental liabilities or violations of environmental Laws relating to the Company’s Pre-Closing activities or properties; or

(f) Any fraud, intentional misrepresentation, or willful misconduct by Seller or the Company in connection with this Agreement or the Transaction.

7.3 Indemnification by Buyer. Subject to the limitations set forth in this Article 7, Buyer shall indemnify, defend, and hold harmless Seller, its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees arising out of, resulting from, or relating to:

(a) Any inaccuracy in or breach of any representation or warranty made by Buyer in Article 4 of this Agreement or in any certificate delivered pursuant hereto;

(b) Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c) Any fraud, intentional misrepresentation, or willful misconduct by Buyer in connection with this Agreement or the Transaction.

7.4 Limitations on Indemnification.

(a) Basket. The Buyer Indemnitees shall not be entitled to recover any Losses under Section 7.2(a) (other than with respect to Fundamental Representations, Taxes, Intellectual Property, or Environmental Matters) until the aggregate amount of all such Losses exceeds $50,000 (the “Basket”), in which event the Buyer Indemnitees shall be entitled to recover all such Losses in excess of the Basket. No Basket shall apply to claims for fraud, intentional misrepresentation, willful misconduct, or breaches of Fundamental Representations, Taxes, Intellectual Property, or Environmental Matters.

(b) Cap. Seller’s aggregate liability for all indemnification claims under this Article 7 (excluding fraud, intentional misrepresentation, or willful misconduct) shall not exceed the total value of the Buyer Shares (calculated based on the closing price of Buyer’s common stock on Nasdaq on the Closing Date). No cap shall apply to claims based on fraud, intentional misrepresentation, or willful misconduct.

(c) No Duplication. Any indemnification payment hereunder shall be net of (i) any insurance proceeds actually received by the indemnified party (net of costs of recovery and any premium increases), (ii) any tax benefits realized by the indemnified party, and (iii) any amounts recovered from third parties. The indemnified party shall not be entitled to multiple recoveries for the same Loss.

(d) Mitigation. Each indemnified party shall use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event that would reasonably be expected to give rise thereto, including pursuing insurance claims or third-party recoveries.

(e) Materiality Scrape. For purposes of determining whether there has been a breach and calculating Losses, all materiality qualifiers (including “Material Adverse Effect”) in the representations and warranties shall be disregarded.

(f) Exclusive Remedy. Except in cases of fraud, intentional misrepresentation, willful misconduct, or for equitable relief (including specific performance under Section 9.12), the indemnification provisions in this Article 7 shall be the sole and exclusive remedy of the parties with respect to any and all claims arising out of or relating to this Agreement or the Transaction.

7.5 Indemnification Procedures.

(a) Notice of Claim. The indemnified party shall promptly notify the indemnifying party in writing of any claim for which indemnification is sought (a “Claim Notice”), describing the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis therefor; provided, however, that failure to give such prompt notice shall not relieve the indemnifying party of its obligations except to the extent it is materially prejudiced thereby.

(b) Third-Party Claims. If a claim by a third party (a “Third-Party Claim”) is made against any indemnified party, the indemnifying party may, at its election and expense, assume the defense thereof with counsel reasonably satisfactory to the indemnified party. If the indemnifying party assumes the defense, the indemnified party may participate in (but not control) such defense at its own expense. The indemnifying party shall keep the indemnified party reasonably informed of the status of the defense. If the indemnifying party does not assume the defense within thirty (30) days of receipt of the Claim Notice, the indemnified party may defend the claim at the indemnifying party’s expense.

(c) Settlement. The indemnifying party shall not settle, compromise, or consent to the entry of any judgment in any Third-Party Claim without the prior written consent of the indemnified party (not to be unreasonably withheld, conditioned, or delayed), unless such settlement (i) includes an unconditional release of the indemnified party from all liability, (ii) does not include any admission of wrongdoing, (iii) does not impose any injunctive or non-monetary relief on the indemnified party, and (iv) does not require any payment by the indemnified party. If the indemnified party withholds consent unreasonably, its recovery shall be limited to the amount it could have obtained through the proposed settlement.

(d) Direct Claims. For claims not involving Third-Party Claims, the indemnified party shall provide a Claim Notice, and the parties shall negotiate in good faith to resolve the claim. If not resolved within thirty (30) days, either party may commence proceedings under Section 9.10.

(e) Cooperation. The indemnified party shall cooperate fully with the indemnifying party in the defense of any claim, including providing access to records and personnel as reasonably requested.

(f) Tax Claims. Notwithstanding the foregoing, any claims relating to Taxes shall be governed by additional procedures: Seller shall have the right to control any Tax audit or proceeding relating to pre-Closing periods, provided it keeps Buyer informed and does not settle without Buyer’s consent (not to be unreasonably withheld). Buyer shall control post-Closing Tax matters but shall consult with Seller on pre-Closing issues.

7.6 Payment of Indemnification Claims. Any indemnification amounts due to Buyer Indemnitees may, at Buyer’s option, be satisfied by (i) cash payment from Seller, (ii) offset against any future payments owed by Buyer to Seller (if any), or (iii) cancellation of a portion of the Buyer Shares held by Seller, valued at the closing price on Nasdaq on the date of such claim resolution. All payments shall be made within ten (10) Business Days of final determination.

7.7 Insurance and Other Recoveries. The amount of any Loss shall be reduced by any amounts actually recovered by the indemnified party from insurance or third parties (net of recovery costs). If such recovery is received after payment of indemnification, the indemnified party shall promptly remit the excess to the indemnifying party.

ARTICLE 8

TERMINATION

8.1 Termination Events. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written consent of Buyer and Seller;

(b) By either Buyer or Seller if the Closing has not occurred on or before April 10, 2026 (the “Outside Date”), provided that the right to terminate under this Section 8.1(b) shall not be available to any party whose material breach of this Agreement has been the primary cause of the failure of the Closing to occur by such date;

(c) By Buyer, if Seller or the Company has breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, and such breach (i) would give rise to the failure of a condition set forth in Article 6 and (ii) has not been cured within fifteen (15) days after written notice thereof (or, if such breach is not capable of being cured within such period, if Seller or the Company has not commenced and diligently pursued cure);

(d) By Seller, if Buyer has breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, and such breach (i) would give rise to the failure of a condition set forth in Article 6 and (ii) has not been cured within fifteen (15) days after written notice thereof (or, if such breach is not capable of being cured within such period, if Buyer has not commenced and diligently pursued cure);

(e) By either party if any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable order, decree, or ruling, or taken any other action, permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transaction; or

(f) By Buyer, if there has been a Material Adverse Effect since the date of this Agreement that is continuing and uncured.

8.2 Notice of Termination. Any termination pursuant to Section 8.1 (other than by mutual consent) shall be effected by written notice to the other party, specifying the basis for termination.

8.3 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1:

(a) This Agreement shall forthwith become void and of no further force or effect, and there shall be no liability or obligation on the part of any party hereto, except that (i) the provisions of Section 5.4 (Confidentiality), Section 5.7 (Press Releases), Section 9.1 (Expenses), Section 9.2 (Governing Law; Jurisdiction), Section 9.10 (Dispute Resolution), and this Section 8.3 shall survive any termination; and (ii) nothing herein shall relieve any party from liability for any intentional breach of this Agreement or fraud prior to such termination.

(b) All confidential information received by the parties shall be returned or destroyed in accordance with the terms of the Non-Disclosure Agreement referenced in the LOI.

(c) If this Agreement is terminated by Buyer pursuant to Section 8.1(c) or 8.1(f), or by either party pursuant to Section 8.1(b) where the failure to close is due to Seller’s breach, Seller shall reimburse Buyer for its reasonable out-of-pocket expenses incurred in connection with this Agreement and the Transaction, up to a maximum of $250,000, payable within ten (10) Business Days of demand.

(d) If this Agreement is terminated by Seller pursuant to Section 8.1(d), or by either party pursuant to Section 8.1(b) where the failure to close is due to Buyer’s breach, Buyer shall reimburse Seller for its reasonable out-of-pocket expenses incurred in connection with this Agreement and the Transaction, up to a maximum of $250,000, payable within ten (10) Business Days of demand.

(e) The parties acknowledge that the remedies set forth in this Section 8.3 are not exclusive and that the non-breaching party may seek damages or other relief for pre-termination breaches, subject to the limitations in Article 7 (to the extent applicable).

ARTICLE 9

MISCELLANEOUS

9.1 Expenses. Except as otherwise expressly provided herein (including in Section 8.3), each party shall bear its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the consummation of the Transaction, including all fees and expenses of its representatives, legal counsel, accountants, investment bankers, and other advisors, whether or not the Transaction is consummated.

9.2 Governing Law; Jurisdiction. This Agreement and all disputes, claims, or controversies arising out of or relating to this Agreement or the Transaction shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is brought in an inconvenient forum, or that the venue of such suit, action, or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action, or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

9.3 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by email (with confirmation of receipt), (c) on the first Business Day after mailing if sent by overnight courier service, or (d) three (3) Business Days after mailing if sent by registered or certified mail (postage prepaid, return receipt requested), to the following addresses (or to such other addresses as a party may designate by notice to the other parties):

If to Buyer:

VisionWave Holdings, Inc.

300 Delaware Ave., Suite 210 #301

Wilmington, DE 19801

Attention: Douglas Davis, Executive Chairman and Interim CEO

Email: ddavis@vwav.inc

With a copy to:

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

If to Seller:

Matania (Mati) Moskovich

HaMiktsoot Blvd 20, Modi’in-Maccabim-Re’ut

Email: mati@c-mltd.com

9.4 Amendments and Waivers. This Agreement may be amended, modified, or supplemented only by a written instrument signed by each of the parties hereto. Any waiver of any term or condition hereof must be in writing and signed by the party against whom the waiver is to be effective. No waiver shall operate as a waiver of any other term or condition or as a continuing waiver.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

9.6 Assignment; Binding Effect. This Agreement may not be assigned by any party without the prior written consent of the other parties, except that Buyer may assign its rights and obligations hereunder to an Affiliate or successor in interest without such consent, provided that Buyer remains liable for its obligations. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.7 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures (including via DocuSign or PDF) shall be deemed originals for all purposes.

9.8 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, the Ancillary Agreements, and the LOI (to the extent not superseded hereby), constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written.

9.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of the Buyer Indemnitees and Seller Indemnitees under Article 7.

9.10 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof shall first be submitted to non-binding mediation in Los Angeles, California, administered by JAMS (or a similar organization) under its mediation rules, with the costs shared equally. If not resolved within thirty (30) days of submission to mediation, the dispute shall be resolved by binding arbitration in Los Angeles, California, administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules, by a single arbitrator. The arbitrator’s award shall be final and binding, and judgment may be entered thereon in any court of competent jurisdiction. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. Notwithstanding the foregoing, any party may seek injunctive or equitable relief in court without prior mediation or arbitration.

9.11 Interpretation. The headings and captions used in this Agreement are for convenience only and shall not affect the interpretation hereof. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party drafting the document. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.”

9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of proving the inadequacy of money damages or posting any bond.

9.13 Force Majeure. No party shall be liable for any failure to perform its obligations hereunder (other than payment obligations) if such failure results from any act of God, war, terrorism, strike, fire, flood, earthquake, or other similar cause beyond its reasonable control, provided that the affected party promptly notifies the other parties and uses commercially reasonable efforts to overcome such event.

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9.14 Publicity. Except as required by Law or stock exchange rules, no party shall issue any press release or make any public statement regarding this Agreement or the Transaction without the prior written approval of the other parties, which approval shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

VISIONWAVE HOLDINGS, INC.

By:
Name: Douglas Davis
Title: Executive Chairman and Interim Chief Executive Officer
Address: 300 Delaware Ave., Suite 210 #301, Wilmington, DE 19801

SELLER:

Matania (Mati) Moskovich
Address: HaMiktsoot Blvd 20, Modi'in-Maccabim-Re'ut

COMPANY (for acknowledgment):

C.M. COMPOSITE MATERIALS LTD.

By:
Name: Matania (Mati) Moskovich
Title: CEO
Address: HaMiktsoot Blvd 20, Modi'in-Maccabim-Re'ut

SCHEDULES

[To be attached, including Disclosure Schedule, Buyer Disclosure Schedule, etc.]

EXHIBIT A

LOAN AGREEMENT